Exhibit 10.2

HOUSTON LIGHTING & POWER COMPANY

Executive Incentive Compensation Plan

(As Amended and Restated as of January 1, 1985)

Houston Lighting & Power Company, a Texas corporation (the “Company” herein), hereby establishes and adopts the following Executive Incentive Compensation Plan (the “Plan”):

1.	Purpose.

The purpose of the Plan is to encourage a high level of corporate performance through the establishment of specific corporate and individual goals, the obtainment of which will require a high degree of competence and diligence on the part of the executive employees of the Company selected to participate in the Plan, and which will be beneficial to the owners and customers of the Company.
2.	Definitions.

The following definitions are applicable to the Plan:
“Award” means a payment made in accordance with the provisions of the Plan.
“Board of Directors” means the Board of Directors of the Company.
“Committee” means the Personnel Committee referred to in Section 3 hereof.
“Management” means the senior officers of the Company responsible for determining business and strategic policies.
“Maximum Incentive Award Opportunity” means the maximum Award which possibly could be made to a Participant during a Plan Year.
“Participant” means an employee who is selected to participate in the Plan.

“Performance Goals” means the annual performance objectives of the Company and individual Participants established for the purpose of determining the level of Awards, if any, earned during a Plan Year.
“Plan Year” means the calendar year.

3.	Administration.

The Plan shall be administered by the Personnel Committee (the “Committee”) of the Board of Directors, which Committee shall in no event have as a member a person entitled to receive an Award under the Plan.  All decisions of the Committee shall be binding and conclusive on the Participants.  Subject to the provisions of the Plan the Committee shall have the authority to:
(i) Select the Participants;
(ii) Approve Performance Goals for the Company and for each Participant;
(iii) Approve the level of the Maximum Incentive Award Opportunity and actual Award that may be made to each Participant; and
(iv) Establish from time to time policies and regulations for the administration of the Plan, interpret the Plan, and make all determinations necessary or advisable for the administration of the Plan.

4.	Participation.

Participants in the Plan shall be selected for each Plan Year from those employees of the Company whose decisions contribute directly to the annual success of the Company.  No employee shall at any time have the right (i) to be selected as a Participant in the Plan for any Plan Year, (ii) if so selected, to be entitled automatically to an Award, nor, (iii) having been selected as a Participant for one Plan Year, to be selected as a Participant in any subsequent Plan Year.

5.	Performance Goals.

The Committee, upon recommendation by Management, shall establish for each Plan Year Corporate Performance Goals designed to accomplish such financial and strategic objectives as it may from time to time determine appropriate.  The Committee shall have the authority to adjust the Corporate Performance Goals for any Plan Year as it deems equitable in recognition of extraordinary or non-recurring events experienced by the Company during the Plan Year or in the event of changes in applicable accounting rules or principles or changes in the Company’s methods of accounting during the Plan Year.

6.	Maximum Amount Available For Awards.

For each Plan Year, the Committee shall establish a Maximum Incentive Award Opportunity that may be made to each Participant.  The maximum amount which may be paid as Awards for any Plan Year shall be limited to the lesser of (i) the sum of the Maximum Incentive Award Opportunities for all Participants for that Plan Year, or (ii) 3/4 of 1% of the Company’s net income for that Plan Year.  If the net income limit is applicable, all Awards shall be proportionately reduced to comply with the net income limit.

7.	Determination of Awards.

Subject to the provisions of Sections 5 and 6 hereof, the Committee shall approve the Awards for each Plan Year taking into consideration actual performance of the Company for such Plan Year in relation to the established corporate goals.

8.	Payment of Awards.

(a)   Awards for 1982.  Each Award granted for the 1982 Award Year (i.e., the 1982 Plan Year for which a 1982 Award is earned) shall be a Contingent Award subject to the further provisions of this paragraph 8.
(b)   Awards for 1983 and Subsequent Award Years.  Each Award granted for the 1983 Award Year or any subsequent Award Year shall be divided into two equal portions, to be known as the 50% vested portion and the 50% contingent portion, respectively, of the Award.
(c)   Payment of Vested Portions of Award.  The payment of the 50% vested portion of each Award granted for the 1983 Award Year or for any subsequent Award Year shall be made in cash to the Participant as soon as practicable after the close of the Award Year, unless the Participant has irrevocably elected, with respect to an Award for 1984 or an earlier Award Year, to defer payment of such vested portion of such Award as provided in subparagraph (g) below by filing a written election form with the Committee prior to the beginning of such Award Year.
(d)   Contingent Accounts of Participants.  Each Participant’s 1982 Contingent Award and the 50% contingent portion of his Award for 1983 or for any subsequent Award Year shall be converted into a fixed dollar amount as of the close of the applicable Award Year and shall be credited to such Participants’ Contingent Account on the Company’s records of this Plan; subject, however, to the forfeiture provisions of subparagraph (f) below and other provisions of this paragraph 8.  Each such Contingent Account shall be credited with interest at the end of each Plan Year as provided in subparagraph (h) below.
(e)   Payment of Participant’s Contingent Account and Portion of Current Award upon his Retirement, Death or  Disability.  If a Participant’s employment with the

Company terminates because of retirement after attainment of age 60, death, or total and permanent disability (i.e., disability resulting in a disability benefit under the Company’s Long-Term Disability Plan), such Participant, or his Beneficiary or estate in the event of his death, shall be entitled to receive payment, in 15 substantially equal annual installments commencing as soon as practicable after the close of the Plan Year during which such termination of employment occurs, of (i) the entire balance of such Participant’s Contingent Account at the close of the Plan Year during which the termination of his employment occurs, plus interest credited in accordance with subparagraph (h) on the unpaid balance during the payment period, and (ii) a pro-rata portion of his Award, if any, for the current Award Year, determined by reference to the portion of the current Award Year during which the Participant was employed.  In its sole discretion, the Committee may commute the value to be paid in installments and make payment in a single lump sum or in monthly, quarterly or annual installments over a period of time of less than 15 years, in any of which events the amounts to be paid are to be determined by reference to the annual interest rate credited as provided in subparagraph (h) of this paragraph 8.  For purposes of this subparagraph (e) and other provisions of paragraph 8, a Participant shall be deemed to be employed by the Company during any period of time he is employed by Houston Industries Incorporated or any other wholly-owned subsidiary of Houston Industries Incorporated or the Company.  Any amount payable after a Participant’s death shall be paid to the Beneficiary or Beneficiaries designated by such Participant in accordance with the procedures established by the Committee, or in the absence of such designation or the failure of any designated Beneficiary to survive the Participant, to the Participant’s estate.
(f)    Forfeiture of Contingent Account.  If a participant’s employment with the Company is terminated for any reason other than retirement, death or disability, as more fully described in subparagraph (e) above, such Participant shall forfeit the entire amount in his Contingent Account and his entire interest in his Award, if any, for the current Award Year.  All such forfeited amounts shall be cancelled and the Company shall have no obligation whatsoever to pay such forfeited amounts to the Participant or to any other person.
(g)   Payment of Deferred Vested Awards.  Each Deferred Vested Award for 1984 or an earlier Award Year shall be credited to the Participant’s Deferred Vested Account, which shall not be subject to forfeiture, and shall be paid to the Participant, or his Beneficiary or estate in the event of his death, at the end of the deferral period designated in the written election form, or at the time of Participant’s earlier termination of employment.  Such Deferred Vested Account shall be credited with interest, as provided in subparagraph (h) of this paragraph 8, from the end of the Award Year during which any Deferred Vested Award is earned to the end of the Plan Year preceding payment.  Notwithstanding any contrary provisions in the Participant’s written election form, the balance in the Participant’s Deferred Vested Account shall be paid in 15 substantially equal annual installments commencing on the earlier of (i) the deferral date designated in the written election form, or (ii) the first day of the month next following the month during which the Participant terminates employment with the Company for any reason.  In its sole discretion, the Committee may commute the value to be paid in installments and make payment in a single lump sum or in monthly, quarterly or annual installments over a period of time of less than 15 years, in any of which events the amounts to be paid are to be determined by reference to the annual interest rate credited to the Deferred Vested Accounts of Participant, as provided in subparagraph (h) of this Paragraph 8.
(h)   Interest Computation.  Interest to be credited prior to January 1, 1985 to the Contingent Accounts of Participants, as provided in subparagraph (c) above, and to the

Deferred Vested Accounts of Participants, as provided in subparagraph (g) above, and interest to be credited to new Contingent Awards for Award Years beginning on or after January 1, 1985 shall be computed at the end of each Plan Year by using the weighted average interest rate incurred by the Company for short-term borrowings having maturities of less than one year, during such applicable Plan Year, and such interest shall be compounded annually.  Interest to be credited from and after January 1, 1985 to the Contingent Accounts of Participants attributable to contingent awards for Plan Years prior to 1985 and the interest to be credited to the Deferred Vested Accounts of Participants attributable to Deferred Vested Awards for Plan Years prior to 1985, shall be computed at the end of each Plan Year at an annual interest rate, compounded annually, determined by reference to the Participant’s Age, as of October 1, 1985, in accordance with the following schedule:

AGE	INTEREST RATE
49 or less	Moody’s Rate + 4%
50 to 54	22% per year until payment
55 to 59	23% per year until payment
60 or older	24% per year until payment

For purposes of this subparagraph (h) of paragraph 8, the following terms shall have the following meanings:

(i)    “Moody’s Rate” means a rate of interest equal to the twelve month average of the composite yield of Moody’s Seasoned Corporate Bond Yield Index for the twelve calendar months in a calendar year as determined from Moody’s Bond Record published by Moody’s Investors Service, Inc.  (or any successor thereto), or, if such yield is no longer published, a substantially similar average selected by the Committee.

(ii)    “Age” means a Participant’s age on his birthday nearest to October 1, 1985.

9.	Assignments and Transfers.

A Participant shall not assign, encumber or transfer his rights and interests under the Plan and any attempt to do so shall render those rights and interests null and void.

10.	Employee Rights Under the Plan.

No employee or other person shall have any claim or right to be granted an Award under this Plan.  Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Company.

11.	Withholding Taxes.

The Company shall withhold the amount of any Federal, state or local taxes attributable to any amounts payable under the Plan.

12.	Other Plans.

The payments and benefits under this Plan shall be excluded from considered compensation under the Houston Industries Incorporated Retirement Plan.  Such payments however shall be included in considered compensation under the Houston Industries Incorporated Employee Savings Plan and the Houston Industries Incorporated Employee Stock Ownership Plan.

13.	Term.

Subject to earlier termination pursuant to the provisions of this Section 13, the Plan shall have a term of five years from its effective date, January 1, 1982; provided, however, the Board or terminate the Plan or any of Directors may amend, suspend portion thereof at any time.

IN WITNESS WHEREOF, the Company has executed this Plan this 16th day of August, 1985, but effective as of January 1, 1985.

HOUSTON LIGHTING & POWER
COMPANY

By:	/s/ Don D. Jordan
Don D. Jordan, Chairman
& Chief Executive Officer

ATTEST:
/s/ Hugh Rice Kelly
Secretary